International Textile Group

804 Green Valley Road

Greensboro, NC 27408

Contact: Delores Sides (336) 379-2903

International Textile Group Names Thomas E. McKenna President of Cone Denim

Greensboro, NC, January 7, 2008 – International Textile Group, Inc. (ITG) announced today that it has named Thomas E. McKenna President of its Cone Denim division. McKenna succeeds John L. Bakane who retired, as previously announced, from the company in December. McKenna reports to ITG’s President and CEO Joseph L. Gorga.

“We are extremely pleased to have someone of Tom’s experience and knowledge to lead our denim division,” says Gorga. “Having grown up in denim, Tom understands the denim market and the global landscape of the industry. We look forward to his leadership and many contributions as we move ahead.”

McKenna joined Cone Mills in 1981 as a sales representative in New York. He served in a variety of sales and sales management roles in the U.S. and opened the company’s first international sales office in Brussels, Belgium. In 1995, he moved to Singapore as Director of Marketing for the Asia/Pacific region. Subsequently, he served in several executive leadership roles for Cone Mills, including Executive Vice President, Denim Merchandising and Marketing. In 2004, upon the formation of ITG, he was named President, Sales and Marketing for Cone Denim. McKenna is a graduate of the University of Maryland.

Established in 1891, ITG Cone Denim has been a leading supplier of denim to top denim apparel brands for over 100 years. Known for its innovation, authenticity, quality and service, Cone Denim maintains operations in the United States, Mexico, Turkey and China, and has expansion initiatives underway in Nicaragua to provide broader service and flexibility to customers worldwide.

International Textile Group Inc., majority owned by WL Ross & Co, is a global, diversified textile manufacturer with annual revenues in excess of $1.0 billion. ITG was formed by WL Ross in 2004 and operates in five primary business segments: Automotive Safety, Apparel Fabrics (Cone Denim and Burlington WorldWide), Government Uniform Fabrics, Interior Furnishings and Commission Finishing. The company employs over 10,500 people worldwide with operations in the United States, Mexico, China, Germany, Romania, the Czech Republic, Poland, South Africa, Turkey, Nicaragua and Vietnam.

Certain statements contained in this press release may constitute “forward looking statements” within the meaning of the Federal Securities laws. These statements may relate to, among other things, ITG’s future plans, revenue, earnings, outlook, expectations and strategies, and are based on management’s current beliefs. Forward looking statements involve a number of risks and uncertainties, including changes to the facts or assumptions underlying these statements. ITG’s actual results may differ materially from those expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors may include changes in general economic conditions, downturns in the automotive industry, decreases in the demand for textile products, increases in constituent raw material prices, difficulties in executing business strategies and other risk factors described in ITG’s filings with the SEC from time to time. ITG does not undertake any obligation to update any forward-looking statements.

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